Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the First Quarter 2009

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--April 23, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights:

  Opened 19 new tenants totaling 51,989 square feet, at rents 34.3% above portfolio average
  Renewed 79 existing lease agreements totaling 662,831 square feet, at rents 6.4% over prior rental rates
  Executed 26 new leases totaling 109,638 square feet, at rents 49.2% above portfolio average
  Signed 40,000 square foot lease for Studio Movie Grill at Holcomb Center in Roswell, GA
  Completed 27,600 square foot lease for Ross Dress for Less at Marketplace of Delray in Delray Beach, FL
  Posted an operating expense recovery ratio of 99.0% for the overall portfolio

Funds from operations (FFO) for the first quarter 2009 was $11.9 million, or $0.56 per diluted share, compared to $13.2 million or $0.62 per diluted share for the same period in 2008. The decline in FFO for the quarter was primarily attributable to an increase in bad debt reserves for Circuit City combined with a reduction in revenues resulting from asset sales to joint ventures that occurred during 2008.

Net income available to RGPT common shareholders for the first quarter of 2009 was $2.3 million or $0.12 per diluted share, compared to net income available to RGPT common shareholders of $11.4 million or $0.62 per diluted share for the first quarter of 2008. The change in year-over-year net income is primarily attributable to a decrease in asset sales to joint ventures over 2008 levels.

“I am pleased to report that in addition to meeting our financial objectives for the quarter, we made significant strides in key areas of our business, including retaining our existing tenants, signing more new lease agreements than in comparable periods in both 2008 and 2007 and advancing our value-added redevelopment program. I am also pleased to report we maintained an overall occupancy rate of 91%,” said Dennis Gershenson, President and Chief Executive Officer. “Our performance in these key areas is impressive, notwithstanding the unfavorable market conditions.”

“While executing on our business plan, the Company continues on its parallel path of reviewing various strategic and financial alternatives in order to best serve the interests of our shareholders. We remain committed to maintaining a portfolio of well-leased assets, improving our balance-sheet and increasing value for our shareholders.”

Operating Portfolio Statistics

As of March 31, 2009, the Company owned equity interests in 89 retail shopping centers totaling approximately 19.8 million square feet consisting of 51 core operating properties, 29 properties held through joint ventures and nine properties currently under redevelopment, which consists of both core operating properties and joint venture assets. The majority of the Company’s centers are concentrated in metropolitan markets with an average five-mile population base of 193,500 people and an average household income of $77,016. The Company’s average shopping center size is 225,000 square feet and contain on average more than two anchors per center insulating them from any single tenant issue. Ramco-Gershenson’s shopping centers are primarily anchored by those tenants that meet consumer’s everyday needs including grocery stores, discount department stores, pharmacies and other destination oriented retailers. Eighty-two percent of the Company’s rental stream comes from a diverse line-up of national and regional tenants. No single tenant accounts for more than 3.8% of the Company’s annualized base rent and only three tenants contribute more than 2%.

Rent Commencements/Leasing/Occupancy

During the first quarter, 19 new stores opened in 51,989 square feet, at an average base rent of $14.53 per square foot, an increase of 34.3% over portfolio average rents. In addition, 79 leases for existing tenants were renewed encompassing 662,831 square feet, at an average base rent of $10.41 per square foot, an increase of 6.4% over prior rental rates.

Also during the quarter, the Company signed 26 new leases encompassing 109,638 square feet, at an increase of 49.2% above portfolio average rents. This leasing velocity compares favorably to the 24 new leases signed in 2008 and the 25 leases signed in 2007, for the same period.

At March 31, 2009, same center occupancy was 94.1%. Including current redevelopment projects in various stages of completion, occupancy was 90.9%.

Redevelopment Projects

As of March 31, 2009, the Company had eight value-added redevelopment projects in progress all with commitments for the expansion or the addition of an anchor tenant. The Company plans to spend approximately $12.7 million on these projects for the remainder of 2009. Including the Company’s pro-rata share of joint venture properties, the redevelopments are expected to produce a 12.0% stabilized return on cost.

Development Projects

As previously announced, the Company is taking a conservative approach to the development of new shopping centers. As of March 31, 2009, the Company had two projects under construction and three projects in the pre-development phase. For the remainder of 2009, the Company anticipates spending $1.1 million on its development program. The Company maintains that no further investment in development projects will commence without substantial pre-leasing and anchor tenant commitments.

Debt/Capital Plan

Total debt at quarter-end approximated $665.7 million with an average interest rate of 4.8% and an average maturity of 54 months. Of that total, $481.4 million is fixed rate debt and $184.3 million is variable rate debt.

Dividend

On April 1, 2009, the Company paid a first quarter common share dividend of $0.2313 per share for the period of January 1, 2009 through March 31, 2009, to shareholders of record on March 20, 2009, based on an annualized rate of $0.9252 per share. The Company’s FFO and FAD payout ratio for the quarter were 41.5% and 43.1%, respectively.

2009 FFO Guidance

As previously announced, the Company is projecting 2009 annual diluted FFO per share to be between $2.21 and $2.34. In addition, the Company expects earnings per diluted common share to be between $0.56 and $0.60.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Conference Call

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Friday, April 24, at 11:00 a.m. eastern time, to discuss its first quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 318944), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(in thousands)

	Three Months Ended March 31,

	2009	2008

Revenues:
Minimum rents	$21,379	$23,020
Percentage rents	253	364
Recoveries from tenants	10,647	11,083
Fees and management income	1,129	1,422
Other income	353	485
Total revenues	33,761	36,374
Expenses:
Real estate taxes	4,710	4,847
Recoverable operating expenses	6,043	6,582
Depreciation and amortization	7,793	7,955
Other operating	1,264	1,048
General and administrative	4,085	3,805
Interest expense	8,104	9,779
Total expenses	31,999	34,016
Income from continuing operations before gain on sale
of real estate assets and earnings from unconsolidated entities	1,762	2,358
Gain on sale of real estate assets	348	10,184
Earnings from unconsolidated entities	520	897
Income from continuing operations	2,630	13,439
Discontinued operations:
Income from operations	-	97
Income from discontinued operations	-	97
Net Income	2,630	13,536
Less: Net income attributable to the noncontrolling interest
in subsidiaries	(380)	(2,091)
Net income attributable to RGPT common shareholders	$2,250	$11,445

Amounts attributable to RGPT common shareholders:
Income from continuing operations	$2,250	$11,361
Income from discontinued operations	-	84
Net Income	$2,250	$11,445

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Calculation of Funds from Operations:
Net income attributable to RGPT common shareholders	$2,250	$11,445
Add:
Depreciation and amortization expense	9,283	9,415
Noncontrolling interest in partnership:	380	2,090
Less:
Gain on sale of depreciable real estate	-	(9,761)

Funds from operations available to common shareholders,
assuming conversion of OP units	$11,913	$13,189

Weighted average equivalent shares outstanding, diluted	21,398	21,419

Funds from operations available to RGPT common shareholders,
per diluted share	$0.56	$0.62

Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008

ASSETS
Investment in real estate, net	$829,006	$830,392
Cash and cash equivalents	7,946	5,295
Restricted cash	5,071	4,891
Accounts receivable, net	33,288	40,736
Equity investments in and advances to unconsolidated entities	103,580	95,867
Other assets, net	35,893	37,345

Total Assets	$1,014,784	$1,014,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$665,735	$662,601
Accounts payable and accrued expenses	25,960	26,751
Distributions payable	4,951	4,945
Capital lease obligation	7,126	7,191
Total Liabilities	703,772	701,488

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RGPT") shareholders' equity:
Common Shares of Beneficial Interest	185	185
Additional paid-in capital	389,730	389,528
Accumulated other comprehensive loss	(3,693)	(3,851)
Cumulative distributions in excess of net income	(114,746)	(112,671)
Total RGPT Shareholders' Equity	271,476	273,191
Noncontrolling interest in subsidiaries	39,536	39,847
Total Shareholders' Equity	311,012	313,038

Total Liabilities and Shareholders' Equity	$1,014,784	$1,014,526

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications